EXHIBIT 10.5












                          MASTER DISTRIBUTOR AGREEMENT



                                     BETWEEN



                            CRAFT BRANDS ALLIANCE LLC


                                       AND


                          ANHEUSER-BUSCH, INCORPORATED

                          MASTER DISTRIBUTOR AGREEMENT


         THIS MASTER DISTRIBUTOR AGREEMENT (the "Agreement") is made as of July 1, 2004 by and between CRAFT BRANDS ALLIANCE LLC having its principal place of business at 929 North Russell, Portland, Oregon 97227 ("CBA") and ANHEUSER-BUSCH, INCORPORATED having its principal place of business at One Busch Place, St. Louis, MO 63118 (referred to herein interchangeably as "Master Distributor" or "ABI").

         WHEREAS, CBA acquires products from Redhook Ale Brewery, Incorporated and Widmer Brothers Brewing Company and markets the Products in certain states west of the Mississippi River.

         WHEREAS, ABI and CBA desire to have ABI serve as Master Distributor of the Products and to coordinate the delivery of the Products to designated wholesalers in the ABI wholesaler network; and

         WHEREAS, ABI and CBA desire CBA to have responsibility for developing and implementing programs that create demand for, market, promote and advertise the Products in the Territory (as defined herein);

         NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, CBA and ABI agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         For purposes of this Agreement, capitalized terms not otherwise defined herein shall have the following meanings ascribed thereto:

         "ABI COMPETITOR" shall mean any Person that, together with the Affiliates of such Person, has annual alcohol beverage sales of $100,000,000 or more in North America (such number to be adjusted annually in proportion to changes in the Consumer Price Index from the date hereof).

         "ABI  DISTRIBUTION   FACILITY"  shall  mean  the  ABI  source  brewery,
warehouse, WSC, third-party warehouse or other suitable location reasonably designated by ABI from which ABI will ship Product to Alliance Wholesalers.

         "ADDITIONAL PRICE COMPONENT" shall mean 90% of the difference between the price actually charged to an Alliance Wholesaler by ABI for a Product, and the Fully Loaded Cost for such Product.

         "AFFILIATE" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 50% or more of the equity securities having ordinary voting power in the election of directors of such Person, or
(ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. Kona, Redhook, Widmer shall be considered to be Affiliates of CBA.

         "AFFILIATED WHOLESALER" shall mean any wholesaler of the alcohol beverage products of ABI that distributes the Products in any portion of the Territory pursuant to a distribution agreement between CBA, Redhook or Widmer and such wholesaler.

         "ALLIANCE WHOLESALERS" shall mean those malt beverage wholesalers of ABI, including without limitation, ABI branches, which have agreed to purchase the Products from ABI and to distribute the Products in the Territory.

         "BARREL" shall be equal to 31 United States gallons.

         "COMMENCEMENT DATE" shall mean July 1, 2004.

         "CONFIDENTIAL  INFORMATION"  shall have the  meaning  assigned to it in
Section 18.01(a).


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         "COOPERAGE  HANDLING  CHARGE"  shall mean * per  Pallet  Lift for draft
Product during 2004; ATTACHMENT A attached hereto describes the methodology used to modify Cooperage Handling Charge for 2005 and future years.

         "FORCE MAJEURE" shall have the meaning assigned to it in Section 16.01.

         "FULLY LOADED COST" shall mean for a Product, the sum of:

                  (a) the Scheduled Price for such Product; plus (b) the Margin.

         "INCOMPATIBLE CONDUCT" shall mean any act or omission of CBA or its Affiliates that, in the sole determination of ABI, damages either the reputation or image of ABI or of the brewing industry. ATTACHMENT B attached hereto sets forth examples of the nature and gravity of acts and omissions constituting Incompatible Conduct and not constituting Incompatible Conduct; such examples shall not limit the nature of acts that could be construed as Incompatible Conduct.

         "INCREMENTAL MARGIN" shall mean during 2004, * per case-equivalent (of 288 fluid ounces per case) for packaged or draft Product. For 2005 and future years, the applicable amount described above in this definition shall increase or decrease for each calendar year pursuant to the methodology set forth in ATTACHMENT C attached hereto.

         "INITIAL TERM" shall have the meaning assigned to it in Section 7.01 hereof.

         "INTELLECTUAL  PROPERTY"  shall  have  the  meaning  assigned  to it in
Section 6.01.

         "INVENTORY MANAGER" shall have the meaning assigned to it in Section 11.10.

         "INVENTORY MANAGER FEE" shall mean the Inventory Manager's annual cash compensation.

         "INVOICING COSTS" shall mean * per Pallet Lift for Product during 2004. For 2005 and future years, the applicable amount described above in this definition shall increase or decrease for each calendar year pursuant to the methodology set forth in ATTACHMENT C attached hereto.

* CONFIDENTIAL TREATMENT REQUESTED


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

         "KONA" shall mean Kona Brewery LLC.

         "MARGIN" shall mean during 2004 * per case-equivalent (of 288 fluid ounces per case) for packaged or draft Product.

         For 2005 and future years, the applicable amount described above in this definition shall increase or decrease for each calendar year pursuant to the methodology set forth in ATTACHMENT C attached hereto.

         "MASTER DISTRIBUTOR" shall mean ABI in its capacity as a distributor under this Distribution Agreement.

         "MODIFIED PRODUCT" shall have the meaning set forth in Section 11.08 of this Agreement.

         "NEW PRODUCT" shall mean new malt beverage(s) that CBA wishes to add, through development or acquisition, to its beverage product line existing as of the Commencement Date.

         "NON-ALLIANCE WHOLESALERS" shall mean those beer wholesalers to which CBA, Redhook or Widmer has granted distribution rights for any of the Product in the Territory as of the date of this Agreement and which are listed as "WHOLESALER" on ATTACHMENT D attached hereto, as the same may be modified from time to time pursuant to the terms and conditions of this Agreement, but shall not include Affiliated Wholesalers.

         "OFFER  EXPIRATION  DATE"  shall  have the  meaning  assigned  to it in
Section 11.04(a).

         "OFFER  NOTICE"  shall  have  the  meaning  assigned  to it in  Section
11.04(a).

         "PALLET LIFT" shall mean a pallet of draft or packaged Product or cooperage that, in each case, is prepared in such a manner that ABI may deliver or move such Pallet in accordance with its customary practices in one operation.

         "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public

* CONFIDENTIAL TREATMENT REQUESTED


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benefit  corporation,  entity or government  (whether federal,  state,  county,
city,   municipal   or   otherwise,    including,    without   limitation,   any
instrumentality, division, agency, body or department thereof).

         "PRODUCTS" shall mean all malt beverage products marketed by CBA as of the Commencement Date and any malt beverage products for which ABI agrees to act as master distributor pursuant to Section 11.03 hereof but shall not include any malt beverage products the marketing of which CBA discontinues or the distribution of which is terminated pursuant to this Agreement.

         "PURCHASE PRICE" shall have the meaning assigned to it in Section 4.01 hereof.

         "RECORDS" shall have the meaning assigned in Article XVII (a).

         "REDHOOK" shall mean Redhook Ale Brewery, Incorporated.

         "SCHEDULED PRICE" shall mean the purchase price for Product.

         "STAGING COSTS" shall mean * per Pallet Lift for packaged Product,  and
* per Pallet Lift for draught Product, during 2004. ATTACHMENT A describes the methodology used to modify Staging Costs for 2005 and future years and the assumptions and activities involved in Staging Costs.

         "STOCKHOLDERS AGREEMENT" shall mean the letter agreement dated July 1, 2004 between Kurt and Robert Widmer, Widmer and ABI.

         "TAXES" shall mean all applicable national, federal, state and local excise and other brewing related taxes and any applicable duties and import tariffs and fees (including without limitation liquor and consumption taxes) paid or incurred by ABI in connection with this Agreement.

         "TERM" shall have the meaning assigned to it in Section 7.01 hereof.

         "TERRITORY" shall mean Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, New Mexico, Nevada, Oregon and Wyoming, and shall also include any other jurisdiction included within the scope of this Agreement pursuant to
Section 11.11 hereof.

* CONFIDENTIAL TREATMENT REQUESTED


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         "WHOLESALER  SUPPORT  CENTER  COSTS" or "WSC COSTS" with respect to any
Product shipped by CBA to a WSC shall mean the fee paid by ABI to the operator of the WSC for its services with respect to such Product.

         "WIDMER" shall mean Widmer Brothers Brewing Company.

         "WSC" shall mean the regional wholesaler support centers or distribution centers established by ABI for the receipt of products designated by ABI and the palletizing and preparation for pick up of such products by the adjoining wholesalers.

                                   ARTICLE II
                          GRANT OF DISTRIBUTION RIGHTS


         CBA hereby grants to ABI and ABI hereby accepts from CBA the exclusive right to serve as the master distributor to distribute the Products in the Territory commencing on the Commencement Date, except as otherwise described in this Section. ABI shall not, without the prior written consent of CBA, sell the Product outside the Territory or to any party other than an Alliance Wholesaler. CBA agrees to not sell any Product to any other Person in the Territory other than ABI, Affiliated Wholesalers and Non-Alliance Wholesalers. At the option of ABI and the respective Affiliated Wholesaler, any Affiliated Wholesaler may become an Alliance Wholesaler, and CBA shall, and shall cause Redhook and Widmer to, execute any documents or instruments reasonably requested by ABI to effectuate this.

                                   ARTICLE III
                          PURCHASE AND SALE OF PRODUCTS


         CBA agrees to sell to ABI, and ABI agrees to purchase from CBA and re-sell to the Alliance Wholesalers, the quantities of Products ordered by ABI from time to time hereunder. CBA acknowledges that ABI is not guaranteeing any level of Product sales; and that ABI's obligations under this Agreement are limited to making the Products available to the Alliance Wholesalers, it being understood that CBA assumes full responsibility for creating demand for the Products. Except for Product shipped directly by CBA as set forth in Section 11.07, (i) all purchases of Product by ABI from CBA shall be on an F.O.B. ABI Distribution Facility, freight prepaid basis, and (ii) CBA shall ship Products to be delivered to an Alliance Wholesaler to the ABI Distribution Facility designated from time to time by ABI for such Alliance Wholesaler.


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


                                   ARTICLE IV
                               PRICING OF PRODUCTS


         4.01 The price for all Product sold by CBA to ABI for Products shipped to ABI breweries or distribution centers shall equal: (a) the Scheduled Price minus as applicable, (b) (i) the Staging Costs, (ii) the Cooperage Handling Charge, and/or (iii) Taxes. The price for all Product sold by CBA to ABI for Products shipped to a WSC shall equal (a)(i) the Scheduled Price minus as applicable, (b)(i) the Invoicing Costs, (ii) the Cooperage Handling Charge and/or (iii) Taxes. The price for all Product sold by CBA to ABI for Product shipped directly by CBA to Alliance Wholesalers shall equal (a) the Scheduled Price minus as applicable, (b)(i) the Invoicing Costs, (ii) the Cooperage Handling Charge and/or (iii) Taxes. With respect to any Product, howsoever shipped, the difference between the respective (a) and (b) shall be referred to as the "Purchase Price").

         CBA shall establish the initial Scheduled Price for each Product sold by CBA to ABI. CBA shall have the right at any time in its sole discretion to modify such Scheduled Price, such new pricing to become effective for all deliveries to ABI not less than 30 days after date of written notice to ABI of such price modifications.

         4.02 Within 30 days after the end of each calendar quarter during the Term, ABI shall pay to CBA any Additional Price Component which is due CBA with respect to sales of Product by ABI to Alliance Wholesalers during such calendar quarter.

         4.03 CBA may, from time to time, suggest Product resale prices to ABI, and ABI will consider such suggestions. However, ABI shall have the right to re-sell the Product to Alliance Wholesalers at such prices and on such terms and conditions as ABI may, in its sole discretion, determine from time to time. Any and all price promotions to be offered to Alliance Wholesalers by CBA shall be implemented in strict accordance with the procedures set forth in ATTACHMENT E attached hereto.



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         4.04 ABI  shall  remit  payment  of the  Purchase  Price to CBA for all
Product purchased hereunder, contemporaneously with its receipt of funds from the Alliance Wholesalers with respect to such purchases. ABI shall be entitled to set off against such payments any amounts owed to ABI for defective Products (including without limitation, any costs of disposing of such defective
Product), or which are due ABI pursuant to the terms of this Agreement or otherwise or which are due ABI from Redhook or Widmer and which amounts arose out of the brewing or sale of Products in the Territory. In the event that any Alliance Wholesaler does not pay to ABI the purchase price with respect to any Products purchased by such Alliance Wholesaler within 60 days after delivery thereof, at the option of CBA, ABI shall assign all of its rights to CBA against such Alliance Wholesaler relating to the purchase price for such Products.

         4.05 Notwithstanding the foregoing provisions of this Article IV, CBA and ABI recognize that the laws of certain States and/or U.S. federal laws may preclude the parties from implementing the pricing mechanisms described above. Under such circumstances, it is the intention of the parties to comply with the requirements of such laws, without such compliance being a breach of this Agreement. Under such circumstances, CBA and ABI shall in good faith negotiate a periodic adjustment to the Purchase Price, other affected provisions hereof and the procedures set forth herein where it is permissible to do so, in an amount necessary to restore the same economic benefits CBA and ABI would have received had the above pricing mechanisms been in effect.

         4.06 (a) Within 45 days after the end of each calendar quarter, CBA shall deliver a report setting forth the aggregate volume, in case - equivalents, of Product: (i) sold by CBA in the Territory and by Redhook and Widmer in the State of Washington in such calendar quarter and (ii) sold by Kona, Redhook and Widmer in the Territory and in the State of Washington during the respective calendar quarter in 2003.

                  (b) Contemporaneously with the delivery of such report, CBA shall pay to ABI the Margin for all Product sold by CBA to Non-Alliance Wholesalers or Affiliated Wholesalers and the Margin for all Product sold by Redhook or Widmer in the State of Washington during such calendar quarter.



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                  (c) To the  extent  that  during  any  calendar  quarter,  the quantity of Products sold in the Territory by CBA and by Redhook and Widmer in the State of Washington exceeds the quantity of Products (in each case determined on a case equivalent basis) sold by Kona, Redhook or Widmer in the respective calendar quarter in 2003 in the Territory and the State of Washington, CBA shall pay to ABI the Incremental Margin for all such Product sold during such calendar quarter. Such payment shall be made contemporaneously with the payment set forth in Section 4.06(b).

                  (d) If during any calendar year, the product of the (i) the Incremental Margin and (ii) the amount, if any, by which the aggregate volume, in case-equivalents, of Product sold by CBA in the Territory and Redhook and Widmer in the State of Washington in such calendar year exceeds the aggregate volume, in case-equivalents of Product sold by Kona, Redhook and Widmer during 2003 in the Territory and in the State of Washington does not equal the amounts paid by CBA for such calendar year pursuant to Section 4.06(c), then, within 45 days after the end of such calendar year ABI shall pay to CBA any amount by which the payments previously made by CBA pursuant to Section 4.06(c) exceed such product or CBA shall pay to ABI any amount by which the payments previously made by CBA are less than such product.

                  (e) The sales used in computing the Incremental Margin for any calendar quarter shall be the sales derived from the sales areas included in the Territory and in the State of Washington for the calendar quarter for which the Margin is calculated and those sales derived from those same sales areas and the State of Washington for the respective calendar quarter in 2003. For purposes of determining the Margin, the parties agree that Schedule 4.06 sets forth the Product sold by Kona, Redhook and Widmer in the Territory and the State of Washington in each calendar quarter of 2003. The parties agree that for purposes of determining Incremental Margin to be paid by CBA in 2004, the calculations set forth in Section 4.06(c) and (d) shall be applied only to that period in 2004 (and the respective period in 2003) occurring after the Commencement Date.



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         4.07 (a) Within 30 days after the end of each calendar month, ABI shall notify CBA of the WSC Fees payable with respect to the Product delivered by CBA for such month, together with the product delivered by CBA to each WSC and the fees incurred with respect to each WSC. CBA shall pay such WSC Fees within 15 days after its receipt of notification.

                  (b) Within 30 days after the end of each calendar year, ABI shall notify CBA of the fees charged by each WSC to which CBA may ship Product during such calendar year.

                  (c) In the event ABI changes a WSC or renegotiates the fees to be paid to a WSC, in either case to which CBA may be reasonably expected to ship Product, ABI shall notify CBA of such change or renegotiated fees.

                                    ARTICLE V
                      DELIVERY OF PRODUCTS AND RISK OF LOSS


         5.01 Except as set forth in Section 11.07, title to the Product and its risk of loss or destruction shall pass from CBA to ABI upon delivery of the Product to the ABI Distribution Facility designated by ABI to be used for the respective Alliance Wholesaler.

         5.02 CBA shall insure that Product shall be packaged, palletized and prepared for shipment in accordance with ABI's instructions in effect from time to time for ABI's malt beverage products. CBA shall reimburse ABI for any costs incurred by ABI in handling Products which are not properly palletized and/or prepared for shipment, or which are palletized and/or prepared for shipment in a manner which causes ABI to incur handling expenses not otherwise included in the calculation of Staging Costs as set forth in ATTACHMENT A, and ABI's determination of such costs, absent material error, shall be binding on each of ABI and CBA, provided, however, that such determination shall be subject to the audit provisions of Article XVII below.



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                                   ARTICLE VI
                                CBA'S TRADEMARKS


         6.01 ABI shall not acquire any right in any of the CBA, Kona, Redhook, or Widmer trademarks, trade dress, copyrights, promotional slogans, trade names, designs, labels, get-ups, color combinations, product shapes, and other distinctive features in the Products, or the promotional goods, advertisements and promotional activities used during the term of this Agreement in conjunction with the advertising, promotion, distribution, and sale of the Products (collectively, "Intellectual Property'). ABI is hereby granted the right during the Term to use the Intellectual Property in advertising, promotion, distribution, and sale of the Products in the Territory, which right ABI may sub-license to the Alliance Wholesalers; provided, however, that CBA shall have the right to require ABI and the Alliance Wholesalers to submit representative samples of any use of such Intellectual Property to CBA for approval, which approval shall be deemed given if CBA does not provide ABI with written notice of reasonable objection within 10 days of receipt of such samples. Any and all rights that may be acquired in the Intellectual Property by the use of the Intellectual Property by ABI or any Alliance Wholesaler will inure to the sole benefit of the owner of the Intellectual Property, which will be either CBA, Kona, Redhook, or Widmer. The foregoing sentence does not affect ABI's rights in other marks it may use or adopt. At the request of CBA, ABI will execute an instrument, in a form agreeable to CBA and ABI, to effect further registration, maintenance, and renewal of the Intellectual Property, and, where applicable, to record CBA, Kona, Redhook, or Widmer (as the case may be) as a registered user of the Intellectual Property. CBA represents and warrants that it has the right and authority to provide ABI and the Alliance Wholesalers with the rights provided in this Section.

         6.02 ABI shall promptly notify CBA of any and all infringements of the Intellectual Property pertaining to the Products that may come to ABI's attention and shall assist CBA in taking such action against said infringements as CBA, in its sole discretion, may decide. All expenses and costs of such legal action, including those of ABI, shall be paid by CBA.


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                                   ARTICLE VII
                              TERM AND TERMINATION


         7.01 The term of this Agreement (the "Term") shall become effective at the Commencement Date and, unless sooner terminated pursuant to the provisions of this Agreement, shall continue in effect until December 31, 2014 (the "Initial Term"). Following the Initial Term, this Agreement shall renew automatically for an additional 10 year period, unless ABI provides written notice to CBA on or prior to June 30, 2014 that the Agreement shall not be renewed.

         7.02 Either party shall have the right at any time to terminate this Agreement immediately, without prejudice to any other legal rights to which such terminating party may be entitled, upon the occurrence and during the continuance of any one or more of the following:

                  (a) material default by the other party in the performance of any of the provisions of this Agreement or any other agreement between the parties, which default is either:

                           (i) curable within 30 days, but is not cured within 30 days following written notice of default; or

                           (ii)     not curable within 30 days and either:

                                    (A)     the  defaulting  party fails to take
                                            reasonable  steps to cure as soon as
                                            reasonably     possible    following
                                            written notice of such default; or

                                    (B)     such  default is not cured within 90
                                            days  following  written  notice  of
                                            such default;

                  (b) default by the other party in the performance of any of the provisions of this Agreement or any other agreement between the parties, which default is not described in Section 7.02(a) and which is not cured within 180 days following written notice of such default;



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

                  (c) the making by the other party of an assignment for the benefit of creditors; or the commencement by the other party of a voluntary case or proceeding or the other party's consent to or acquiescence in the entry of an order for relief against such other party in an involuntary case or proceeding under any bankruptcy, reorganization, insolvency or similar law;

                  (d) the appointment of a trustee or receiver or similar officer of any court for the other party or for a substantial part of the property of the other party, whether with or without the consent of the other party, which is not terminated within 60 days from the date of appointment thereof;

                  (e) the institution of bankruptcy, reorganization,  insolvency or liquidation proceedings by or against the other party without such proceedings being dismissed within 90 days from the date of the institution thereof; or

                  (f) Any representation or warranty made by the other party hereunder or in the course of performance of this Agreement shall be false in material respects.

         7.03 (a) ABI shall have the right and option to terminate this Agreement at any time upon six months' prior written notice to CBA, in the event:

                           (i)  CBA,  Kona,  Redhook  or  Widmer  engage  in any
Incompatible Conduct which is not curable or is not cured to ABI's satisfaction (in ABI's sole opinion) within 30 days following written notice from ABI to CBA;

                           (ii) (x) any Person (including any "group" as defined
by Section 13(d)(3) of the Securities and Exchange Act of 1934), other than Redhook or Widmer, acquires or enters into an agreement to acquire any equity securities issued by CBA or CBA provides such Person the ability to acquire any equity securities issued by CBA.

                                (y)  any ABI  Competitor  or  Affiliate  thereof
acquires 10% or more of the outstanding equity securities in Kona, Redhook or Widmer, and one or more officers, designees or agents of such Person becomes a member of the Board of Directors of Kona, Redhook or Widmer, respectively;

                           (iii)  Material  default  by Redhook or Widmer in the
performance of any of the provisions of any agreement between such parties and ABI or any material default by CBA, Redhook or Widmer in any agreement between or among such parties related to the establishment or operation of CBA, in either case, which default is either:


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                                  (x)   curable within 30 days, but is not cured
                                        within 30 days following written notice of default; or

                                  (y)   not curable within 30 days and either:

                                  (A) the defaulting party fails to take reasonable steps to cure as soon as reasonably possible following written notice of such default; or

                                  (B)   such default is not cured within 90 days
                                        following   written   notice   of   such
                                        default.

                           (iv) Default by Redhook or Widmer in the  performance
of any of the provisions of any agreement between such parties and ABI or any default by CBA, Redhook or Widmer in any agreement between or among such parties related to the establishment or operation of CBA, in either case, which default is not described in Section 7.03(a)(iii) and is not cured within 180 days following written notice of such default;

                           (v) The  current  chief  executive  officer of any of
CBA, Redhook or Widmer ceases to function as chief executive officer and within six months of such cessation a successor satisfactory in the sole, good faith discretion of ABI is not appointed; or

                           (vi)   Redhook,   Widmer  or  CBA   shall   merge  or
consolidate into or with any other Person or any other Person shall merge or consolidate into or with Redhook, Widmer or CBA;

                           (vii)  ABI  or its  corporate  affiliates  incur  any
liability or expense as a result of any claim asserted against them by or in the name of Redhook or Widmer or any shareholder of Redhook or Widmer as a result of the equity ownership of ABI or its affiliates in Redhook or Widmer or any equity transaction or exchange between ABI or its affiliates and Redhook and Widmer, and Redhook or Widmer, respectively, do not reimburse and indemnify ABI and its corporate affiliates on demand for the entire amount of such liability and expense; or

                           (viii) Kurt or Robert Widmer are in default or breach
of their obligations under the Stockholders Agreement which default or breach is not cured within 30 days after written notice thereof by ABI.

                  (b) Notwithstanding the foregoing, this Agreement shall not be subject to termination as a consequence of Incompatible Conduct if: (i) the act of Incompatible Conduct does not arise out of or relate to the operations or condition of CBA; (ii) within 90 days after notice of termination by ABI, CBA has terminated its sale and marketing of the products of each brewer out of whose operations or condition the act of Incompatible Conduct arose or to which operations or condition the act of Incompatible Conduct related and such products are no longer subject to distribution pursuant to the terms hereof; and
(iii) such termination has, in the good faith judgment of ABI, rectified the damage to the reputation or image of ABI or the brewing industry caused by such act.

                  (c) Notwithstanding the provisions set forth in Section 7.03(a)(ii)-(viii), this Agreement shall not be subject to termination as a consequence of the circumstances described in such provisions if: (i) the circumstances do not arise out of the operations, acts, omissions or condition of CBA; and (ii) within 90 days after notice of termination by ABI, CBA has terminated its sale and marketing of the products of each brewer out of whose operations, acts, omissions, condition or stockholders the circumstances arose and such products are no longer subject to distribution pursuant to the terms hereof. Notwithstanding the provisions set forth in Section 7.03(a)(viii), this Agreement shall not be subject to termination as a consequence of the circumstances described in such provisions if within 90 days after notice of termination by ABI, CBA has terminated its sale and marketing of the Widmer products.

         7.04 ABI shall have the right and option to terminate this Agreement at any time upon written notice to CBA in the event:

                           (i) Either  Redhook or Widmer makes an assignment for
the benefit of creditors; or commences a voluntary case or proceeding or consents to or acquiesces in the entry of an order for relief against it in an involuntary case or proceeding under any bankruptcy, reorganization, insolvency or similar law;

                           (ii) A trustee or receiver or similar  officer of any
court is appointed for Redhook or Widmer or for a substantial part of the property of Redhook or Widmer, whether with or without the consent of Redhook or Widmer, which is not terminated within 60 days from the date of appointment thereof;

                           (iii) The institution of bankruptcy,  reorganization,
insolvency or liquidation proceedings by or against Redhook or Widmer without such proceedings being dismissed within 90 days from the date of the institution thereof;

                           (iv) Any of Kona,  Redhook  or  Widmer  terminate  or
purport to terminate the right of CBA to market and sell the Products as contemplated hereby or either of Redhook or Widmer terminate or disavow, or purport to terminate or disavow, the guaranty of the obligations of CBA hereunder; or

                           (v)  CBA  dissolves  or  undertakes   proceedings  to
dissolve; or

                           (vi) the master distributor agreement between ABI and
Redhook  or  the  master  distributor   agreement  between  ABI  and  Widmer  is
terminated.

                           (vii)  Notwithstanding  the  provisions  set forth in
Section 7.04(i)-(vi), this Agreement shall not be subject to termination as a consequence of the circumstances described in such provisions (or, if the Agreement has been terminated as a result of such provisions, shall be subject to automatic reinstatement) if: (i) the circumstances do not arise out of or relate to the operations, acts, omissions or condition of CBA; and (ii) within 90 days after notice of termination by ABI, CBA has terminated its sale and marketing of the products of each brewer out of whose operations, acts, omissions or status the circumstances arose or to which operations, acts, omissions, condition or stockholders the circumstances related and such products are no longer subject to distribution pursuant to the terms hereof.

                                  ARTICLE VIII
                                    REMEDIES


         If either party commits a breach or a default of this Agreement, no remedy herein conferred upon or reserved to either party is exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any breach or default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

                                   ARTICLE IX
                                  DUTIES OF ABI

         9.01 Except as set forth in Section 11.07, ABI shall have responsibility and authority for coordinating delivery of the Product to the Alliance Wholesalers. ABI shall specify the brand, package and quantity of Product ordered and shall designate the ABI Distribution Facility to which the Product shall be shipped (and ABI may change such designation from time to time). The costs charged to CBA shall vary depending on which ABI Distribution Facility is designated.

         9.02 ABI shall store all Product as it stores its own products, and shall handle all Product with the same degree of care as it handles its own products.

         9.03 Except for deliveries made by CBA directly to Alliance Wholesalers as set forth herein, ABI shall promptly and correctly fill each Alliance Wholesaler's order, or shall instruct the WSC to promptly and correctly fill each Alliance Wholesaler's order and to load all Products on the trucks or other means of conveyance to the Alliance Wholesalers.

         9.04 ABI may, in its sole discretion, add the Products to Exhibit 1 of the existing Wholesaler Equity Agreement that ABI has with any Alliance Wholesaler. At the option of ABI, in the event ABI acquires the distribution rights to the Products in any sales area, ABI may direct CBA and an ABI wholesaler servicing such sales area to enter into a transitional distribution agreement in a form satisfactory to ABI in lieu of adding the Products to
Exhibit 1 of the Wholesaler Equity Agreement between ABI and such wholesaler.

         9.05 ABI shall use its best efforts (to the extent commercially reasonable) to maintain all licenses, permits and other authorizations that are necessary for ABI to distribute the Products in the Territory where there are Alliance Wholesalers.

                                    ARTICLE X
                                  DUTIES OF CBA

         10.01 CBA shall have sole responsibility for developing a market presence, creating demand for the Products in the Territory, generating marketing activity in each sales area of the Territory and developing and distributing promotional programs and promotional literature. As between ABI and CBA, the parties understand that CBA has full responsibility and discretion with respect to the marketing, advertising and promotion of the Products. Appropriate procedures with regard to independent pricing of Product are set forth in ATTACHMENT E attached hereto. Promptly upon depletion reports on CBA inventory at Alliance Wholesalers becoming available to ABI, ABI shall provide such information to CBA.

         10.02 CBA shall bear risk of loss and transportation costs for the Products until delivery of Products to the ABI Distribution Facility designated by ABI for such Alliance Wholesaler as set forth in Article V hereof.

         10.03 CBA shall, or shall cause its Affiliates to, secure and maintain label registrations in all states in the Territory where Product is sold.

         10.04 CBA shall use commercially reasonable efforts to market and promote Product throughout the Territory in the markets where Products is sold, with a view towards maximizing sales of Products in accordance with its marketing and sales plan. In addition, CBA shall use commercially reasonable efforts (to the extent permitted by law) to prohibit the Non-Alliance
Wholesalers from knowingly selling Products to retailers in the sales areas serviced by the Alliance Wholesalers or the Affiliated Wholesalers.

         10.05 As between CBA and ABI, CBA shall be responsible for, and shall indemnify ABI on an after-tax basis from, all Taxes levied on, against or in connection with the sale, distribution, possession, marketing or promotion of the Products in the Territory, except for Taxes levied on ABI's net income.

         10.06 CBA shall use commercially reasonable efforts to obtain and maintain all licenses, permits and other authorizations that are necessary for CBA to sell and distribute the Products in the Territory.

                                   ARTICLE XI
                              ADDITIONAL AGREEMENTS


         11.01 CBA shall at all times maintain its corporate existence, and will do or cause to be done all things necessary to preserve and keep in full force and effect all rights (charter and statutory), licenses and franchises necessary for it to perform its obligations hereunder.

         11.02 During the Term of this Agreement, CBA shall not, without ABI's prior written consent, sell, license, transfer, convey, encumber, or place any restrictions upon, any of the Intellectual Property, except for licenses of the Intellectual Property to Affiliated Wholesalers or Non-Alliance Wholesalers for use solely in connection with sales of Product by such Affiliated Wholesalers or Non-Alliance Wholesalers.

         11.03 CBA represents, warrants and covenants that it has the exclusive right to market and sell all products of Kona, Redhook and Widmer in the Territory, whether such products are currently existing or are created in the future, other than sales by Kona, Redhook or Widmer occurring at their breweries to retail consumers, sales from the premises of brew-pub restaurants operated by Kona, Redhook or Widmer or Redhook or sales made by Kona, Redhook or Widmer at beer competitions, beer festivals and similar types of temporary sales events. CBA covenants that it shall not amend, modify, terminate, waive or fail to enforce any provision of any agreement or instrument between it, Kona, Redhook and Widmer without the prior written consent of AB. Except as set forth to the contrary herein, during the Term of this Agreement, ABI will be the exclusive distributor of Product in the Territory. Subject to the provisions of the following subsections of this Section 11.03, during the Term of this Agreement, CBA reserves the right to add New Products for distribution in the Territory. In the event CBA elects to distribute such New Product in the Territory, CBA shall first offer to ABI in the manner described below, the right to distribute such New Product and to have such New Product be deemed a Product for all purposes of this Agreement.

                  (a) If CBA or any of its Affiliates desires to distribute a New Product in the Territory, CBA shall notify (the "Offer Notice") ABI of such intention and offer ABI the right to distribute such New Product. Within 10 days of ABI's receipt of the Offer Notice, ABI shall advise CBA of the information required by ABI to make an evaluation of such New Product (which shall include, but may not be limited to, the factors described on ATTACHMENT F). Within 45 days of ABI's receipt of all such information (the "Offer Expiration Date"), ABI shall advise CBA of ABI's decision to accept or not accept such New Product as a Product under this Agreement. If ABI declines to accept such New Product or fails to accept such New Product by the Offer Expiration Date, CBA shall be free to otherwise distribute such New Product as it deems appropriate; provided that CBA enters into a binding agreement with another Person for the distribution of such New Product within 365 days of the earlier of (Y) ABI's notice not to accept, or (Z) the Offer Expiration Date. If CBA does not enter into such binding agreement within such time period, or if CBA then fails to commence distribution under such binding agreement or interrupts such distribution thereafter for 365 consecutive days or more or decides to terminate its binding agreement with such Person, CBA shall be required to comply with the preceding provisions in this section again before permitting any other Person to distribute the New Product. If ABI exercises its option to distribute the New Product, such New Product shall be distributed by ABI in accordance with the terms and conditions set forth in this Agreement. Notwithstanding the above, CBA may test market New Products without ABI's prior approval; provided that: (i) the duration all such test marketing on any and all New Products in any single calendar year shall not exceed six months; (ii) the aggregate volume of all such test marketing on any single New Product in any single calendar year shall not exceed one percent of the sales volume for all CBA Products for the preceding 12 months; and (iii) all such New Products otherwise comply with the quality standards set forth in this Agreement.

                  (b) For purposes of this Section 11.03, New Products that are accepted by ABI are deemed Products and if CBA desires to then modify such Product, such modifications shall be handled as set forth in Section 11.08.

                  (c) Before making a New Product available to any Non-Alliance Wholesaler, CBA shall, to the extent allowed by law and permitted by the terms of any contract between CBA and the Non-Alliance Wholesaler holding the relevant distribution rights, first make such New Product available for distribution by ABI. Within 90 days of ABI's receipt of CBA's notice that it wishes such New Product distributed in the sales area of such Non-Alliance Wholesaler, ABI shall advise CBA of ABI's decision to accept distribution rights for such New Product in the sales area, in which event the ABI wholesaler distributing the product in the sales area shall be deemed an Affiliated Wholesaler or an Alliance Wholesaler for such New Product.

         11.04 CBA shall comply with every commercially reasonable request made by ABI to terminate the distribution rights of any Non-Alliance Wholesaler and to cause the CBA Products to be distributed in the sales area of such Non-Alliance Wholesaler pursuant to this Agreement. This section shall not obligate CBA to undertake any action inconsistent with applicable law, except that at the written direction of ABI, ABI may obligate CBA to undertake an action that may give rise solely to civil liabilities to private parties and any such written direction shall obligate ABI to undertake the indemnification obligations with respect to such action as set forth in Section 14.02.

         11.05 If CBA wishes to have Products distributed in a sales area where ABI is unable to provide an Affiliated Wholesaler or an Alliance Wholesaler who will agree to carry or fill orders for Products which have been procured by CBA or the Affiliated Wholesaler or the Alliance Wholesaler provided by ABI has refused repeatedly to reasonably cooperate with CBA and has failed to adhere to the provisions of the Wholesaler Equity Agreement between ABI and such Affiliated or Alliance Wholesaler with regard to the Products, CBA may, to the extent permitted by applicable law, terminate the distribution rights of the Affiliated Wholesaler or the Alliance Wholesaler, select another Person reasonably acceptable to ABI and upon written terms and conditions consistent with the intent of this Agreement to make ABI the exclusive distributor of Product in the Territory, to distribute the Product in such sales area, and if selected, such Person shall be deemed a Non-Alliance Wholesaler for purposes of this Agreement and shall be added to ATTACHMENT D. In the event ABI is able to identify a wholesaler for such sales area different from the wholesaler previously distributing the Products in such sales area, CBA's obligations with respect to the Non-Alliance Wholesaler shall be as set forth in Section 11.04.

         11.06 At CBA's request, ABI shall instruct Alliance Wholesalers to return cooperage to the ABI Distribution Facility designated by ABI or, at the option of CBA, any cooperage used by a designated brewer, and ABI shall make available for pick-up by CBA all such cooperage. CBA shall pay ABI the Cooperage Handling Charge for all cooperage received by ABI. ABI shall not be liable for the costs of any cooperage lost or damaged by such Alliance Wholesaler, and ABI assigns to CBA all of ABI's rights, if any, to seek reimbursement from the Alliance Wholesaler for lost or damaged cooperage. CBA shall reimburse ABI for any costs incurred by ABI in handling cooperage that is not properly segregated from other cooperage by the Alliance Wholesalers or is returned in any other manner that causes ABI to incur costs not included in the calculation of Cooperage Handling Charges and ABI assigns to CBA all of ABI's rights, if any, to seek reimbursement from those Alliance Wholesalers that cause CBA to incur such additional costs. ABI's determination of such costs, absent manifest error, shall be binding, on each of ABI and CBA; provided, however, that such determination shall be subject to the audit provisions of Section Article XVII. ABI and CBA shall develop, from time to time, procedures for the collection and redemption of cooperage and cooperage deposit fees satisfactory to each party in its reasonable judgment. Such procedures shall provide for the prompt delivery of cooperage among ABI, CBA and the Alliance Wholesalers and the payment and return of cooperage deposit fees promptly upon acceptance and return of the respective cooperage.

         11.07 With the consent of ABI (which ABI may withdraw or modify at any time upon 60 days' advance notice to CBA), CBA shall be permitted to deliver Product directly to Alliance Wholesalers. With respect to any such delivery,

                (a) such deliveries shall still be deemed: (i) sales by CBA to ABI, and (ii) re-sales by ABI to such Alliance Wholesaler for purposes of this Agreement;

                (b) title to and risk of loss of such Products shall remain with CBA until delivery to such Alliance Wholesaler; and

                (c) Invoicing Costs shall be substituted for Staging Costs for all purposes under this Agreement.

If ABI does not consent to any request by CBA to deliver Product directly to an Alliance Wholesaler, at the request of CBA from time to time (but not more often than annually) ABI shall review the costs and benefits incurred or realized by CBA and the Alliance Wholesaler that would result from such direct delivery by CBA and discuss such costs and benefits with CBA. Within 30 days after completion of the review, ABI shall inform CBA whether and to what extent ABI shall consent to CBA's requests to deliver directly to such Allliance Wholesaler.



         11.08 In order to modify an existing Product for the purposes of replacing the Product (rather than for the purposes of creating a New Product), CBA may change, alter, modify or adjust the formula, taste profile, alcohol content, ingredients, brand name or trade dress of any Product (a "Modified Product"), if and only if CBA has given ABI at least 30 days notice of such change, alteration, modification or adjustment. ABI shall have the right and option, in its sole discretion, during such 30 day period to terminate distribution of such Modified Product under this Agreement, in which event such Modified Product shall no longer be deemed a Product for purposes of this Agreement. Prior to execution of this Agreement, CBA, Redhook or Widmer have delivered to ABI, in writing, descriptions setting forth for each Product the exact ingredients (by types and origin) and product characteristics for such Product, including applicable tolerances and a description of the primary and secondary packaging for each Product. Other than minor changes in trade dress, any changes or deviations in primary or secondary packaging, ingredients (additions or deletions), hops or malt type or supplier of other key raw material in any Product from that earlier specified by CBA, Redhook or Widmer, such changes shall cause such Product to be a Modified Product. In addition, if ABI's examination of any Product indicates a deviation greater than the tolerance previously indicated for such Product in three or more tests, such Product shall be deemed to be a Modified Product.

         11.09 CBA shall ship to ABI at 220 Taste Room, One Busch Place, St. Louis, Missouri 63118, Attention: Director - Brewing Education (or to such other address or location as may be specified from time to time in writing by ABI):
(a) one (1) case of each packaged Product during each calendar quarter; and (b) from time to time upon request by ABI, one (1) keg of the draught Product specified by AB.

         11.10 ABI shall maintain in its employ a corporate inventory management employee (the "Inventory Manager"), a substantial portion of the responsibilities of whom shall be to coordinate and administer logistics of Product distribution to Alliance Wholesalers. Within fifteen (15) days of the end of each calendar quarter during the Term, beginning with the second calendar quarter of 2004, CBA shall pay to ABI 16.25% of the annual Inventory Manager Fee. ABI shall pay the Inventory Manager cash compensation not exceeding that generally paid to other ABI employees with similar experience, training, skill level and performance. Annually, ABI and CBA will review the time spent by the Inventory Manager with respect to the products sold by CBA as compared to the time spent on other matters for the preceding year, and annually ABI and CBA shall adjust the percentage specified in this paragraph so that CBA pays to ABI an amount that reasonably compensates ABI for the time spent by the Inventory Manager in the preceding year on matters relating to products sold by CBA..

         11.11 Upon written agreement by the parties hereto, the Territory may be expanded to include states or portions of the United States of America (or other countries in the world) not included in the Territory as of the Commencement Date.

         11.12 CBA shall not acquire any alcohol or non-alcohol malt beverage brand or the assets or equity securities of any producer of alcohol malt beverages unless CBA delivers to ABI a written plan providing for the exclusive distribution of such malt beverages by ABI that is satisfactory to ABI.

         11.13 If Kona exercises any right available to it to have any Person other than Widmer, ABI or CBA to distribute its products in any portion of the United States, CBA shall, upon learning thereof, promptly notify ABI. At the option of ABI, upon 90 days notice to CBA, ABI may notify CBA that products brewed by Kona or bearing Kona trade names or trademarks shall no longer be distributed pursuant to this Agreement, such termination to occur without liability by either party hereto.

                                   ARTICLE XII
                REPRESENTATIONS, WARRANTIES AND COVENANTS OF CBA


         CBA represents, warrants and covenants to ABI as follows:

         12.01 CBA is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, has full corporate or other power and authority to carry on its business as now conducted and as currently proposed to be conducted, and to execute, deliver and carry out the terms of this Agreement, has all permits and authorizations necessary to carry on its business as presently conducted, and is, or shall be if required, duly qualified to do business as a foreign corporation in good standing in each jurisdiction wherein the nature of CBA's business and operations or the character of the properties owned or held under lease by CBA makes such qualification necessary and in which the failure to so qualify would have a materially adverse effect on the business, prospects, profits, condition or operations, financial or otherwise, of CBA.

         12.02 This Agreement and all related documents have been duly authorized, executed and delivered by CBA and constitute legal, valid and binding agreements or obligations of CBA enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, and similar laws affecting the enforcement of creditors' rights generally. Neither the execution and delivery nor the performance by CBA of this Agreement will contravene any law or governmental rule or regulation, or any judgment or order, applicable to or binding on CBA, or CBA's charter documents, or result in any breach of or constitute any default under, or result in the creation of any lien upon any property of CBA under, any indenture, mortgage or other agreement or instrument to which CBA is a party or by which it, or any of its properties may be bound or affected.

         12.03 Neither the execution and delivery nor the performance by CBA of this Agreement requires any consent or approval of, giving notice to, registration with, or taking of any other action in respect of, any federal or state governmental authority or agency which has not been obtained prior to the date hereof.

         12.04 ABI's purchase or resale of Products or other goods hereunder in the form furnished to ABI by CBA and ABI's use of the Intellectual Property in accordance with the terms of authorization by the CBA of ABI's use pursuant to the this Agreement shall not infringe any valid United States or foreign patent right, right of privacy or publicity, or any rights with respect to trademarks, trade dress, copyrights, promotional slogans, trade names, designs, labels, get-ups, color combinations, product shapes, or other trademarks rights.

         12.05 Except as set forth in ATTACHMENT D, CBA, Kona, Redhook and Widmer have no contract, agreement or understanding, whether oral or written, with any Person for the distribution of Product in the Territory.

         12.06 As of the date hereof, the list of Non-Alliance Wholesalers set forth in ATTACHMENT D is accurate, full and complete.

         12.07    All Products:

                  (a) shall be merchantable and fit for their intended purpose;

                  (b) shall be produced exclusively in the breweries of Kona, Redhook, Widmer or in other breweries approved by ABI;

                  (c) shall be free from defects in materials and workmanship and in compliance with applicable federal and state laws and regulations;

                  (d) shall be delivered free from any lawful security interest, lien or other encumbrance;

                  (e) shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, and shall comply with the applicable provisions of the Code of Federal Regulations; and

                  (f) shall be produced in compliance with the requirements of the Fair Labor Standards Act of 1938, as amended, and Executive Order No. 11246 and of the rules, regulations and relevant orders of the Secretary of Labor, if applicable.

         12.08 (a) In order to ensure the freshness quality of Product when consumed by the public, all Products shall be delivered by CBA to the designated ABI Distribution Facility, or to the Alliance Wholesalers, Affiliated Wholesalers and Non-Alliance Wholesalers: (i) for packaged Product, at least 80 days; and (ii) for draft Product, at least 32 days, prior to the time when such Product would no longer be salable to or consumable by the public, based on criteria developed by CBA and reasonably acceptable to ABI, by which CBA judges the freshness of its malt and non-malt beverage products.

                  (b) If ABI changes from time to time its standards with respect to the remaining shelf life as applied generally to its products sold in the United States, CBA agrees that within six months of the effective date of such change, CBA shall conform its shipment practices to the current ABI standard.

                  (c) To the extent any Product is shipped to a WSC, ABI may change the standards described in Section 12.08(a) to provide assurances, satisfactory in the reasonable judgment of ABI, that the Product will continue to be delivered to retailers with an remaining shelf life consistent with the standards generally used by ABI.

         12.09 CBA shall comply in material respects with all applicable governmental laws, regulations and orders covering the production, sale, packaging, marketing and delivering of the Products.

                                  ARTICLE XIII
                REPRESENTATIONS, WARRANTIES AND COVENANTS OF ABI

         ABI represents, warrants and covenants to CBA as follows:

         13.01 ABI is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, has full corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted, and to execute, deliver and carry out the terms of this Agreement and has all permits and authorizations necessary to carry on its business as presently conducted.

         13.02 This Agreement and all related documents have been duly authorized, executed and delivered by ABI and constitute legal, valid and binding agreements or obligations of ABI enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, and similar laws affecting the enforcement of creditors' rights generally. Neither the execution and delivery nor the performance by ABI of this Agreement will contravene any law or governmental rule or regulation, or any judgment or order, applicable to or binding on ABI, or ABI's charter documents, or result in any breach of or constitute any default under, or result in the creation of any lien upon any property of ABI under, any indenture, mortgage or other agreement or instrument to which ABI is a party or by which it, or any of its properties may be bound or affected.

         13.03 Neither the execution and delivery nor the performance by ABI of this Agreement requires any consent or approval of, giving notice to, registration with, or taking of any other action in respect of, any federal or state governmental authority or agency, which has not been obtained prior to the date hereof.

         13.04 ABI shall comply in material respects with all governmental laws, regulations and orders covering the re-sale and distribution of the Products.

                                   ARTICLE XIV
                                 INDEMNIFICATION


         14.01 In addition to any other indemnities set forth in this Agreement, CBA will indemnify, protect, defend and hold harmless each of ABI, its Affiliates, wholesalers and each of their respective directors, officers, employees and agents, from and against all claims, liabilities, losses, damages, injuries, demands, actions, causes of action, suits, proceedings, judgments and expenses, including, without limitation, reasonable attorneys' fees, court costs and other legal expenses arising from, connected with or attributable to: (a) the Products; (b) the breach by CBA of any provision hereof; (c) ABI's use of the Intellectual Property in conjunction with the distribution and sale of the Products in accordance with the terms hereof; (d) the inaccuracy of any warranty or representation made by CBA herein or in connection herewith; or (e) the termination of the distribution rights of any Affiliated Wholesaler or Alliance Wholesaler pursuant to Section 11.05. None of the above indemnities shall require CBA to indemnify, protect, defend or hold harmless any indemnitee with respect to any claim to the extent such claim arises from, is connected with or is attributable to the negligence or willful misconduct of such ABI Indemnitee. Additionally, to the extent permitted by law, CBA shall indemnify, protect, defend and hold harmless ABI and any employee or designee of ABI on the board of directors of CBA from all claims, liabilities, losses, damages, injuries, demands, actions, causes of action, suits, proceedings, judgments and expenses, including without limitation, reasonable attorneys' fees, courts costs and other legal expenses arising from, connected with or attributable to the status of any employee or designee of ABI as a director of CBA. Expiration or termination of this Agreement shall not affect the continuing obligations of CBA to indemnify ABI under this Section 14.01.

         14.02 In addition to other indemnities set forth in this Agreement, ABI will indemnify, protect, defend and hold harmless each of CBA, its Affiliates and each of their respective directors, officers, employees and agents, from and against all claims, liabilities, losses, damages, injuries, demands, actions, causes of action, suits, proceedings, judgments and expenses, including, without limitation, reasonable attorneys' fees, court costs and other legal expenses arising from, connected with or attributable to: (a) the breach by ABI of any provision hereof; (b) the inaccuracy of any warranty or representation made by ABI herein or in connection herewith; or (c) any action taken by CBA at the written direction of ABI pursuant to Section 11.04. Expiration or termination of this Agreement shall not affect the continuing obligations of ABI to indemnify CBA under this Section 14.02. Nothing herein shall require ABI to indemnify, protect, defend or hold harmless any indemnitee with respect to any claim to the extent such claim arises from, is connected with or is attributable to the negligence or willful misconduct of such indemnitee or the actions of any Non-Alliance Wholesalers.

         14.03 If a claim by a third party is made against a party indemnified pursuant to this Article XIV, and if such indemnified party intends to seek indemnity with respect thereto under this Article XIV, the indemnified party shall promptly (and in any case within 30 days of such claim being made) notify the indemnifying party of such claim; provided, however, that any failure of the indemnified party to promptly notify the indemnifying party of such claim shall not relieve the indemnifying party of its obligations pursuant to this Section 14.03 except to the extent that the indemnifying party would be responsible for the payment of any additional amounts or be actually prejudiced in any other way as a result of such failure. The indemnifying party shall have the right (but not the obligation) to undertake, conduct and control, through counsel of its own choosing and at the indemnifying party's expense, the settlement or defense thereof, provided the indemnifying party proceeds in good faith, expeditiously and diligently. If the indemnifying party does not notify the indemnified party in writing that it will defend any matter within 20 business days after receipt of notice from the indemnified party of the existence of such matter, or if the indemnifying party disputes that it is liable to the indemnified party for any sum pursuant to this Section 14.03, the indemnifying party shall have no right to defend such matter, and the indemnified party shall have full right and power to defend or otherwise deal with and dispose of the matter and shall be indemnified for the fees and expenses of counsel retained for such purpose. The indemnified party shall cooperate with the indemnifying party in connection with any defense by the indemnifying party of a claim, but the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party and the fees and expenses of such counsel shall be borne by the indemnified party. Without the prior written consent of the indemnified party, the indemnifying party will not enter into any settlement of any such claim which would lead to liability or create any financial or other obligation on the part of the indemnified party, and the indemnifying party shall after such settlement or resolution of any claim promptly reimburse the indemnified party for the full amount of any loss resulting from such claim not theretofore paid by the indemnifying party. The indemnified party will not enter into any settlement or pay (except pursuant to a judgment) any such claim without the prior written consent of the indemnifying party, which consent shall not unreasonably be withheld or delayed. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, in the event the indemnified party has not assumed or is not pursuing the defense of any claim or is in breach of its indemnification obligations hereunder. The indemnification required by this Section 14.03 shall be made by periodic payments of the amount thereof as losses are incurred and as and when bills are received.

                                   ARTICLE XV
                                    INSURANCE

         CBA shall procure and maintain from qualified and licensed insurers with Best's Ratings of at least A-: (i) a comprehensive or commercial general liability insurance policy with at least $10,000,000 in coverage for each occurrence, including liquor liability; (ii) a worker's compensation policy with at least $2,000,000 in coverage for each occurrence; and (iii) a property insurance policy covering damage to the Product owned by CBA. Coverage shall be on an occurrence rather than a claims made basis. The policy shall name ABI as an additional insured and shall include coverage for CBA's indemnification obligations under this Agreement. The policy shall provide that ABI will be notified of the cancellation or any restrictive amendment of the policy at least 15 days prior to the effective date of such cancellation or amendment. CBA shall not violate, or permit to be violated, any conditions of such insurance policies, and CBA shall at all times satisfy the requirements of the insurance carrier writing said policy.
         From time to time at the request of ABI, CBA shall provide ABI with a certificate from such insurer certifying that the insurance policy described in this section is in force and the evidence of coverage shall specifically state that coverage as it pertains to ABI shall be primary regardless of any other coverage that may be available to ABI. Failure to procure and maintain the insurance coverage specified herein shall be deemed a material breach of this Agreement

                                   ARTICLE XVI
                                  FORCE MAJEURE


         16.01 If by reason of Force Majeure either party is unable in whole or in part to carry out any of its agreements contained herein, such party shall not be deemed in default during the continuance of such inability. The term "Force Majeure" as used herein shall mean, without limitation, the following: acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind from any government of the United States of America or from a state or from any of their departments, agencies or officials (except when such governmental action results from a party's failure or refusal to comply with any applicable law, rule or regulation), or of any civil or military authority; insurrections; riots; landslides; earthquakes; fires; storms; droughts, floods, explosions; and any other cause or event not reasonably within the control of the respective parties. Each party agrees, however, to remedy with all reasonable dispatch the cause or causes preventing it from carrying out the Agreement, provided that the settlement of strikes, lockouts and other course is in its judgment unfavorable to it.

         16.02 The response to an act of Force Majeure resulting from an industrial disturbance shall be entirely within the discretion of the affected party, and the affected party shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties.

                                  ARTICLE XVII
                           AUDIT AND INSPECTION RIGHTS

                  (a) During the Term and for a period of at least two years following the termination of this Agreement, each party shall maintain such books and records (collectively, "Records") in accordance with generally accepted accounting principles consistently applied as are necessary to substantiate that:
                           (i) All invoices and other  charges  submitted to the
                  other for payment hereunder were valid and proper;

                           (ii) No payments have been made, directly or indirectly, by or on behalf of either party to or for the benefit of any employee or agent of the other party who may reasonably be expected to influence such other party's decision to enter into this Agreement, or the amount to be paid by such other party pursuant hereto (as used herein, "payment" shall include money, property, services, and all other forms of consideration); and

                           (iii) Such party has  conformed to the  provisions of
                  this Agreement.

                  (b) Each party and/or its representative shall have the right at any time during normal business hours, upon five business days' notice, to have PricewaterhouseCoopers LLP, or such other internationally recognized accounting firm as agreed to by the parties audit the Records of the other in a manner which does not create unreasonable disruption to the audited party's normal conduct of business.

                                  ARTICLE XVIII
                                 CONFIDENTIALITY

         18.01 (a) During and subsequent to the Term of this Agreement, each party shall treat and shall cause its respective employees, officers, directors, advisors, representatives, subsidiaries, Affiliates, assigns, subcontractors and any and all persons or business entities acting under one or any of them, to treat, as confidential property and not disclose to any other Person or use in any manner, except as is necessary to perform this Agreement (and then only on a confidential basis satisfactory to both parties), any information regarding the other party's prices, plans, programs, processes, products, costs, equipment, operations or customers (including without limitation information received by ABI with respect to Product formula and ingredient and information by CBA received regarding the distribution and logistics programs used by ABI) ("Confidential Information") which may come within the knowledge of such party, its officers, employees or advisors in the performance of this Agreement, without in each instance securing the prior written consent of the other party; nor shall ABI use such Confidential Information to produce a beer whose formula duplicates any of the Product formulas.

                  (b) Nothing above, however, shall prevent either ABI or CBA from disclosing to any other Person or using in any manner, information that such party can show:

                           (i) has  been  published  or has  become  part of the
                   public domain without any breach of this Agreement other than by acts, omissions or fault of such party or its employees or agents;

                           (ii) has been  furnished  or has been  made  known to
                   such party by third parties (other than those acting directly or indirectly for or on behalf of the disclosing party) as a matter of legal right without restrictions on its disclosure;

                           (iii) was in such party's lawful  possession prior to
                   the disclosure thereof by the other party;

                           (iv)  is  later   independently   developed   by  the
                   receiving party; or

                           (v) has been  required to be disclosed by law,  court
                   order, or government order or regulation.

         (c) If any party is required by law, court order or government order or regulation to disclose Confidential Information, such party shall provide notice thereof to the other party and undertake reasonable steps to provide the other party with an opportunity to object to such disclosure.

         (d) Except as required by law, neither party shall release, or cause or allow the release of, information to the communications media or to any other third party concerning the specific terms of this Agreement or any amendment or modification thereto without the prior written consent of the other party; provided, however, that if in the reasonable opinion of the disclosing party's counsel, the failure to disclose any such information would create a reasonable risk of non-compliance with applicable securities laws, then such disclosing party may so disclose such information provided it gives the other party as much advance notice as is reasonably possible.

         18.02 Neither party shall make any Confidential Information available to anyone other than those of its respective employees and advisors who need such Confidential Information to enable them to perform this Agreement.

         18.03 These secrecy obligations with respect to the Confidential Information shall survive the termination or expiration of this Agreement.

                                   ARTICLE XIX
                                   ASSIGNMENT

         19.01 This Agreement will be binding upon, and will inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         19.02 CBA may not assign this Agreement to any Person without the prior written consent of ABI.

         19.03 Provided that such assignment does not deny CBA the practical benefits of this Agreement, ABI may assign this Agreement to any entity controlled by Anheuser-Busch Companies, Inc., or to any entity which succeeds through any transaction to the business of ABI substantially as a whole, but no such assignment shall release ABI from its obligations as primary obligor hereunder without CBA's prior written consent, and ABI shall retain the sole right to provide any consents or waivers under this Agreement.

                                   ARTICLE XX
                                     NOTICES

                  All notices required or permitted hereunder shall be in writing and shall be deemed duly given if either personally delivered, sent by electronic facsimile or sent by overnight courier service or certified mail, return receipt requested, addressed to the parties as follows:

If to ABI:                 Anheuser-Busch, Incorporated
                           One Busch Place
                           St. Louis, Missouri 63118
                           Attn:    Vice President - Business and
                                    Wholesaler System Development
                           Facsimile Number:  (314)765 -9167

If to CBA:                 Craft Brands Alliance LLC
                           929 North Russell
                           Portland, Oregon 97227
                           Attn: Chief Executive Officer
                           Facsimile Number:  (503) 281-1496
                           with copies to:

                           Redhook Ale Brewery, Incorporated
                           14300 NE 145th Street
                           Woodinville, Washington  98072
                           Attention:  President
                           Telecopy Number: (425) 492-6976

                           Widmer Brothers Brewing Company
                           929 North Russell
                           Portland, Oregon  97227
                           Attention:  President
                           Telecopy Number:  (503) 281-1496

or to such other address, facsimile number or attention as either party shall provide to the other in accordance herewith. Notices delivered in person, by overnight courier or by facsimile shall be effective when received. Notices given by certified mail shall be effective on the third business day after mailing unless sooner received, in which case they shall be effective upon receipt.

                                   ARTICLE XXI
                             INDEPENDENT CONTRACTORS

         The parties shall be and act as independent contractors and under no circumstances shall this Agreement be construed to create any agency, partnership, joint venture or employment relationship between the parties. Neither party has any authority to bind the other in any way except as may be otherwise expressly stated in this Agreement. The parties recognize that during the period of this Agreement, there will be employees of one party upon the premises of the other. It is understood and agreed that on such occasions the employees of each party shall remain the employees of that party solely, and that each party shall be solely responsible for the wages and benefits for its employees, and that any injury which may be sustained by an employee shall be covered under the worker's compensation insurance of the party by which he is employed.

                                  ARTICLE XXII
                                  MISCELLANEOUS

         22.01 In exercising their respective rights (including, without limitation, the making of any determinations under this Agreement, discretionary or otherwise) and performing their respective obligations hereunder, each of the parties shall act in good faith and in a commercially reasonable manner; except that with respect to (a) the determination of Incompatible Conduct or the cure thereof by ABI, (b) ABI's decision to terminate distribution of a Modified Product (as described in Section 11.08 above); (c) ABI's judgment made pursuant to Section 7.03(a)(i) or (b); and (d) ABI's decision whether to provide approval as contemplated pursuant to Section 7.03(a)(v) above; ABI shall only be required to act in good faith and need not act in a commercially reasonable manner.

         22.02 If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail in its essential commercial purpose or purposes. The parties will negotiate in good faith to replace any such illegal or unenforceable provision or provisions with suitable substitute provisions that will maintain the economic purposes and intentions of this Agreement.

         22.03 Failure by either party to insist on strict performance by the other of any term, condition or obligation set forth in this Agreement shall not be deemed a waiver of the same or any similar breach, and no waiver of any provision hereof shall be effective unless in writing, specifying the provision to be waived.

         22.04 This Agreement is entered into in the State of Missouri and will be governed by and construed under the laws of Missouri, including the Uniform Commercial Code as in effect in the State. The parties agree that any legal or equitable action or proceeding with respect to this Agreement shall be brought in the United States District Court for the Eastern District of Missouri (or if such court does not have jurisdiction, in any court of general jurisdiction in the County of St. Louis, Missouri) or in the United States District Court in Multonomah County, Oregon (or if such court does not have jurisdiction, in any court of general jurisdiction in Oregon).

         22.05 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements in regard thereto. This Agreement cannot be altered or modified except by an agreement in writing signed by authorized representatives of both parties and specifically referring to this Agreement. The section headings are inserted for convenience only and are in no way intended to define or limit the scope, extent or intent of any provision of this Agreement.

         22.06 Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement, and the indemnitees specified in Article XIV or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

         22.07 This Agreement may be executed in one or more counterparts and shall be the valid and binding agreement of the parties when the counterparts of this Agreement have been duly executed and delivered by each party hereto.

         22.08 CBA acknowledges that ABI is reviewing changes to the procedures by which Affiliated Wholesalers and Alliance Wholesalers generate and transmit orders for Products. ABI may request from CBA reimbursement of out of pocket costs incurred to analyze or implement such change, and CBA shall reasonably consider such requests. CBA and ABI acknowledge that implementing such changes may require an amendment hereto and each party shall reasonably consider such amendment.

         IN WITNESS WHEREOF, this Agreement is executed on behalf of the parties by their duly authorized representatives as of the day and year first above written.


ANHEUSER-BUSCH, INCORPORATED                  CRAFT BRANDS ALLIANCE LLC


By:/s/ JAMES F. HOFFMEISTER                   By: /s/ TERRY MICHAELSON
   ------------------------                   ----------------------------
       James F. Hoffmeister                           Terry Michaelson
       Vice President - Administration                Chief Executive
                                                      Officer and President


         Redhook and Widmer hereby jointly and severally irrevocably guarantee the performance by CBA of its obligations hereunder. Each of Redhook and Widmer agree that this is a guaranty of performance and not of payment and waive any defense that may be available to it with respect to this guaranty other than performance. In the event ABI is required to return any payment made to it by CBA, this guaranty shall be reinstated with respect to such payment.


                          REDHOOK ALE BREWERY, INCORPORATED

                          By:/s/ PAUL SHIPMAN
                          --------------------------------------------------
                          Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER





                          WIDMER BROTHERS BREWING COMPANY


                          By: /s/ KURT WIDMER
                          --------------------------------------------------
                          Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER

2
211010.6/TDL
211010.6/TDL
                                  ATTACHMENT A

             STAGING COSTS AND COOPERAGE HANDLING COST MODIFICATION

For each calendar year during the Term, the Staging Costs and the Cooperage Handling Costs shall each be recalculated each January to be an amount equal to:

                                                         *
where:

*       =       the  Staging  Costs  or  the  Cooperage   Handling   Costs,   as
                applicable, in effect for the prior calendar year

*      =       the percentage  change (in decimal fraction form) in the Average
                Budgeted Hourly Fully Loaded Labor Rate for beer packaging and shipping laborers, budgeted for the calendar year for which the calculation is made, as compared to the amount which had been budgeted for the prior calendar year.

The Average Budgeted Hourly Fully Loaded Labor Rate for each calendar year shall be determined by taking the arithmetic average of the Budgeted Hourly Fully Loaded Labor Rates for the subject year (as set forth in the annual budget in the CMS/SAP system) in effect on December 31 preceding the subject year for all ABI breweries in the Territory.

         EXAMPLE:
2004 Package Staging Cost  *

Budgeted Avg. Fully Loaded Labor Rate

2004                           *
2005                           *
     % change                  *

2005 Package Staging Cost      *                                  *

2004 Cooperage Handling Cost                                      *

Budgeted Avg. Fully Loaded Labor Rate

2004                           *
2005                           *
     % change                  *

2005 Cooperage Handling Cost   *                                  *

* CONFIDENTIAL TREATMENT REQUESTED

                                  ATTACHMENT B

                              INCOMPATIBLE CONDUCT



A. Examples of activities that constitute Incompatible Conduct:

(1) Advertising by CBA, Kona, Redhook or Widmer directed at underage drinkers;

(2) Production by Kona, Redhook or Widmer of a high alcohol beer; provided that high alcohol beer shall not include production of a beer whose alcohol content does not exceed the alcohol content of (a) a similar Product currently distributed hereunder or (b) a product that is made or distributed currently by ABI;

(3) Advertising by CBA, Kona, Redhook or Widmer based upon the high alcohol content of its beer;

(4)     Statements by CBA, Kona, Redhook or Widmer defaming ABI or its products;

(5)     Criminal   activities  by  Kona,  Redhook  or  Widmer  or  their  senior executives; and

(6) Quality and wholesomeness of Product is materially affected, taking into account the permitted tolerances and Product specifications.

B. Examples of activities that do not constitute Incompatible Conduct:

(1)     Poor operating results by CBA, Kona, Redhook or Widmer;

(2)     Poor   performance  of  CBA,  Kona,   Redhook  or  Widmer   products  or
        unsuccessful product introduction by CBA, Kona, Redhook or Widmer;

(3) Introduction by CBA, Kona, Redhook or Widmer of products directly competitive with ABI products;

(4) Any activity the sole effect of which on ABI is to decrease the value of ABI's investment in Redhook or Widmer or the value of ABI's distribution rights of CBA products; and

(5)     Isolated, non-repetitive, inadvertent minor regulatory infractions.

                                                                     PAGE 1 0F 2
                                  ATTACHMENT C

                       METHODOLOGY TO ANNUALLY MODIFY THE
                          INCREMENTAL MARGIN, MARGIN,
                             AND THE INVOICING COSTS

For each calendar year during the Term, the Incremental Margin, Margin and the Invoicing Costs shall each be recalculated (rounding to the nearest one one-hundredth of a cent) each January to be an amount equal to:

                                        *
where:

*       =       the  Incremental  Margin,  Margin  or the  Invoicing  Costs,  as
                applicable, in effect for the prior calendar year

*       =       the  forecasted  annual rate of change (in per cent) in the "GDP
                Deflator (Implicit)" for the subject calendar year, as published by DRI/McGraw Hill division of Standard & Poor's Corporation in the "Inflation Summary" table in the October issue in the preceding year of REVIEW OF THE U.S. ECONOMY (or such other index or publication as may be reasonably acceptable to CBA and ABI if such index or publication is no longer published).

EXAMPLE:
Assume the October 2004 issue of REVIEW OF THE U.S. ECONOMY, shows the Inflation Summary table as follows:
                                                       Years
                                            -----------------------------
                                            2001     2002     2003   2004
                                            -----------------------------
GDP Deflator (Implicit) ................... 1.6      1.7      2.1      2.0

The 2005 Base Margin would be calculated by multiplying the 2004 Base Margin

*
*
*

The 2005 Incremental Margin would be calculated by multiplying the 2004 Incremental Margin

*
*
*

* CONFIDENTIAL TREATMENT REQUESTED

The 2005 Invoicing Costs would be calculated by multiplying the 2004 Invoicing Costs (* per Pallet Lift) by 1.020

*






* CONFIDENTIAL TREATMENT REQUESTED

                                  ATTACHMENT D

                            NON-ALLIANCE WHOLESALERS


Kelson Distributing
214 W. Morton
Moscow, Idaho  83843
(Redhook products only)

                                  ATTACHMENT E
                     PROCEDURES RELATING TO PRICING MATTERS

         1.  *

         2.  *

         3.  *

         4.  *

         5.  *


* CONFIDENTIAL TREATMENT REQUESTED

                                  ATTACHMENT F
                     FACTORS NEEDED TO EVALUATE NEW PRODUCTS

CBA must provide at least the following information to ABI in order for ABI to make an evaluation of New Product:

1. Proposed Name of New Product

2. Proposed New Product Packages

3. Proposed New Product Label

4. Proposed  Ingredients and Proposed  Suppliers

5. Alcohol Content

6. Beginning Gravity

7. IBU

8. Comprehensive Marketing Plan

9. Consumer Research